[LOGO OMITTED] UBS                                Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated October 4, 2006



UBS AG Relative Performance Securities
Notes linked to the relative performance of the S&P 500(R) Health Care Index and the S&P 500(R) Consumer Discretionary Index

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INDICATIVE TERMS
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 Issuer                  UBS AG
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 Issue Price             $10 per Note
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 Underlying Index        S&P 500(R) Health Care Index (the "Long Index")
                         and the S&P 500(R) Consumer Discretionary Index
                         (the "Short Index")
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 Term                    18-months
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 Payment at              At maturity, you will receive a cash payment per $10
 Maturity principal amount of the Notes based on the comparative performance of the Long Index and the Short Index during the term of the Notes.

                         o If the Long Index Return is greater than the Short Index Return, you will receive $10 + ($10 x Participation Rate x Relative Performance Amount)
                         o If the Long Index Return and Short Index Return are equal, you will receive $10 per Note
                         o If the Short Index Return is greater than to the Long Index Return, you will receive $10 + ($10 x Relative Performance Amount)

                         THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT
                         MATURITY. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT
                         IF THE LONG INDEX DOES NOT OUTPER- FORM THE SHORT
                         INDEX.
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 Participation Rate      137% to 152%, to be determined on the trade date
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 Relative Performance    Long Index Return -- Short Index Return
 Amount
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 Index Return for        Index Ending Level -- Index Starting Level
 each Index              ------------------------------------------
                                     Index Starting Level
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 Index Starting Level    The closing level of each of the respective Indexes on
 for each Index          or about October 25, 2006 (the "trade date")
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 Index Ending Level      The closing level of the respective Index on or about
 for each Index          April 24, 2008 (the "final valuation date")
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 Trade Date              October 25, 2006*
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 Settlement Date         October 31, 2006*
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 Final Valuation Date    April 24, 2008*
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 Maturity Date           April 30, 2008*
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*EXPECTED

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PRODUCT DESCRIPTION
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Relative Performance Securities (the "Notes") are designed for investors who believe the S&P 500 Health Care Index will outperform the S&P 500 Consumer Discretionary Index over the term of the Notes. The Notes provide enhanced returns by multiplying any amount by which the Long Index outperforms the Short Index by a percentage expected to be between 137% and 152% (to be determined on the trade date)

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BENEFITS
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|_| Growth Potential--The Notes provide enhanced returns if the Long Index
    Return is greater than the Short Index Return
|_| Tax Efficient: Should receive long term treatment if held over 1 year*

*UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: $10 PER PRINCIPAL AMOUNT; LONG INDEX STARTING LEVEL IS 330; SHORT
INDEX STARTING LEVEL IS 350; PARTICIPATION RATE I45%;

                               [GRAPHIC OMITTED]


          RELATIVE
         PERFORMANCE                                          NOTE
           AMOUNT                                            RETURN
        ------------------------------------------------------------
             50%                                             72.50%
             40%            145% X RELATIVE PERFORMANCE      58.00%
             30%            --------------------------->     43.50%
             20%                     AMOUNT                  29.00%
             10%                                             14.50%
        ------------------------------------------------------------
        ------------------------------------------------------------
              0%                                                 0%
        ------------------------------------------------------------
        ------------------------------------------------------------
             -5%                                                -5%
            -10%              1:1 DOWNSIDE EXPOSURE            -10%
            -20%                                               -20%
        ------------------------------------------------------------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated October 4, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated October 4, 2006
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INDEX DESCRIPTION
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THE LONG INDEX

The S&P 500(R) Health Care Index (Symbol: "S5HLTH") is a capitalization-weighted index that encompasses two main industry groups. The first includes companies who manufacture health care equipment and supplies or provide health care related services, including distributors of health care products, providers of basic health-care services, and owners and operators of health care facilities and organizations. The second group consists of companies primarily involved in the research, development, production and marketing of pharmaceuticals and biotechnology products.

THE SHORT INDEX

The S&P 500(R) Consumer Discretionary Index (Symbol: "S5COND") is a capitalization-weighted index that encompasses industries that tend to be the most sensitive to economic cycles. Its manufacturing segment includes automotive, household durable goods, textiles and apparel and leisure equipment, while the services segment includes hotels, restaurants and other leisure facilities, media production and services, and consumer retailing and services.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE
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The graph below illustrates the historical performance of the Long Index contrasted against the historical performance of the Short Index for the period from 09/29/89 to 10/3/06 -- BLOOMBERG L.P.

                               [GRAPHIC OMITTED]

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INVESTOR SUITABILITY CONSIDERATIONS & KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:
o You are comfortable making an investment based upon relative rather than absolute Index performance.
o You believe that the Long Index will outperform the Short Index over the term of the Notes.
o  You are willing to hold the Notes to maturity.
o You are willing to be exposed to the risk of loss of some or all of your investment.
o  You do not seek current income from this investment.
o You are willing to invest in the Notes issued at the range indicated for the participation rate (to be determined on the trade date).

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:
o You are not comfortable making an investment based upon relative rather than absolute performance.
o  You seek current income from your investment.
o You are unwilling to be exposed to the risk of loss of some or all of your investment.
o You believe that the Short Index will outperform the Long Index over the term of the Notes.
o  You seek an investment for which there will be an active secondary market.
o  You are unable or unwilling to hold the Notes to maturity.
o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:
o YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL -- You will lose some or all of your investment if the Relative Performance Amount is negative, and the Notes do not guarantee any return of principal at maturity.
o YOU ARE NOT INVESTING IN A BASKET OF THE INDEXES -- Your return will be based on the performance of the Indexes relative to each other, not the absolute performance of the Indexes. Therefore, your return may be less than the absolute return on the Indexes, and may be negative even if the performance of the Indexes is positive.
o NO INTEREST OR DIVIDEND PAYMENTS -- You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in each Index (the "Index Constituent Stocks").
o NO LISTING -- The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836